Exhibit (a)(1)(A)
MEDICAL PROPERTIES TRUST, INC.
MPT OPERATING PARTNERSHIP, L.P.
OFFER TO PURCHASE
FOR CASH ANY AND ALL OF MPT OPERATING PARTNERSHIP, L.P.’S
OUTSTANDING 9.25% EXCHANGEABLE SENIOR NOTES DUE 2013
THE TENDER OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 13, 2011 (INCLUSIVE OF JULY 13, 2011), UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS OF THE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE APPLICABLE PURCHASE PRICE (AS DEFINED BELOW). NOTES MAY BE WITHDRAWN AT OR PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 13, 2011 (INCLUSIVE OF JULY 13, 2011), UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DATE”), BUT NOT THEREAFTER.
     Medical Properties Trust, Inc., a Maryland corporation (“Holdings”) and MPT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) hereby offer to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”), any and all of the Operating Partnership’s outstanding 9.25% Exchangeable Senior Notes due 2013 from each registered holder of Notes (each, a “Holder”). The Operating Partnership’s 9.25% Exchangeable Senior Notes due 2013, CUSIP No. 55342NAG5, are referred to herein as the “Notes” and our offer to purchase such Notes pursuant to the Offer Documents is referred to herein as the “Tender Offer.” Unless the context requires or otherwise indicates, references in this offer to purchase to “Medical Properties Trust,” “we,” “our,” “us” or the “Company” refer to Holdings and the Operating Partnership and their consolidated subsidiaries. The Operating Partnership is an indirect subsidiary of Holdings. The Notes are fully and unconditionally guaranteed by Holdings, and are exchangeable for cash up to their principal amount and shares of Holdings common stock for the remainder of the exchange value in excess of the principal amount. $82 million aggregate principal amount of the Notes were outstanding as of June 15, 2011.
     Subject to the terms and conditions of the Tender Offer, Holders who validly tender, and do not validly withdraw, their Notes pursuant to the Tender Offer at or prior to the Expiration Date, will receive, for each $1,000 principal amount of Notes purchased pursuant to the Tender Offer, a cash purchase price equal to the sum of (i) the Average VWAP (as defined herein) multiplied by 32.3559, plus (ii) a fixed cash amount of $807.91 (the “Purchase Price”). The Purchase Price will be subject to a minimum Purchase Price of $1,000.00 per $1,000 principal amount of Notes (the “Minimum Purchase Price”) and a maximum Purchase Price of $1,300.00 per $1,000 principal amount of Notes (the “Maximum Purchase Price”). In addition, Holders will receive accrued and unpaid interest to, but not including, the date on which we will pay the Purchase Price in respect of the Notes validly tendered (and not validly withdrawn) and accepted for purchase by us (the “Settlement Date”). The Purchase Price will be rounded to the nearest cent. The Settlement Date is expected to occur promptly following the Expiration Date.
     The Tender Offer is not conditioned on any minimum amount of Notes being tendered. However, the Tender Offer is conditioned on our receipt of the consent of lenders under our existing credit facilities, and is subject to the satisfaction or waiver of the other conditions to the Tender Offer set forth herein. The Tender Offer is not conditioned on our receipt of financing.

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     We reserve the right, at any time or at various times, subject to applicable law, to waive any and all of the conditions to the Tender Offer, in whole or in part, other than those dependent upon the receipt of necessary government approvals. We further expressly reserve our right to amend or terminate the Tender Offer subject to applicable law.
     Throughout the Tender Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/mpt and from the Information Agent (as defined herein) which may be contacted at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on July 11, 2011 (as the same may be extended, the “Pricing Date”). We will announce the final Purchase Price no later than 9:00 A.M., New York City time, on the business day immediately following the Pricing Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/mpt and from the Information Agent. We will amend the Company’s Tender Offer Statement on Schedule TO (the “Schedule TO”) relating to the Tender Offer to include, as an exhibit thereto, the press release announcing the calculation of the Average VWAP and the determination of the final Purchase Price.
     The outstanding Notes are represented by global certificates registered in the name of The Depository Trust Company or its nominee (“DTC”). As a result, all Holders electing to tender pursuant to this Tender Offer must do so pursuant to DTC’s book-entry procedures.
     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Tender Offer. In particular, see “Certain Significant Considerations” beginning on page 23 for a discussion of certain factors you should consider in connection with this Tender Offer.
     NONE OF MEDICAL PROPERTIES TRUST, THE DEALER MANAGER (AS DEFINED HEREIN), THE INFORMATION AGENT, THE DEPOSITARY (AS DEFINED HEREIN) OR THE TRUSTEE FOR THE NOTES OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFER.
     THE TENDER OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE TENDER OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Dealer Manager for the Tender Offer is:
Deutsche Bank Securities
June 15, 2011

Other Matters
     Under no circumstances will any interest on the Purchase Price be payable because of any delay in the transmission of funds to Holders by the Depositary or DTC. Notes accepted for purchase by Medical Properties Trust will be returned to the trustee for the Notes for cancellation.
     Notwithstanding any other provision of the Tender Offer, Medical Properties Trust’s obligation to accept for purchase, and to pay for, Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer is subject to and conditioned upon, the satisfaction of or, where applicable, its waiver of, the conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, set forth herein. See “Terms of the Tender Offer—Conditions to the Tender Offer.”
     Medical Properties Trust reserves the right, subject to applicable law, to:
•	waive any and all conditions to the Tender Offer, other than those dependent upon the receipt of necessary government approvals;

•	extend, withdraw or terminate the Tender Offer; or

•	otherwise amend the Tender Offer in any respect, including, without limitation, an increase in the Purchase Price.
     If the Tender Offer is terminated, the Notes tendered pursuant to the Tender Offer will promptly be returned to the tendering Holders.
     None of Medical Properties Trust, the Depositary, the Information Agent, the Dealer Manager or the trustee for the Notes or any of their respective affiliates is making any recommendation as to whether Holders should tender Notes in response to the Tender Offer.
     THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE A DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.
IMPORTANT INFORMATION
     All of the Notes are held in book-entry form through the facilities of DTC and may only be tendered by book-entry transfer to the Depositary’s account at DTC. Any Holder desiring to tender Notes should (a) tender through DTC pursuant to DTC’s Automated Tender Offer Program (“ATOP”), (b) request the Holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction or (c) complete and sign the accompanying Letter of Transmittal or a facsimile copy of the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary. A Holder with Notes held through a broker, dealer, commercial bank, trust company or other nominee must contact that party if such Holder desires to tender those Notes and give that party appropriate instructions to tender such Notes on the Holder’s behalf. Tendering Holders will not be obligated to pay brokerage fees or commissions to any of Medical Properties Trust, the Dealer Manager, the Depositary or the Information Agent. Holders whose Notes are held by a nominee should contact such nominee to determine whether a fee will be charged for tendering Notes pursuant to the Tender Offer.
     There are no guaranteed delivery provisions applicable to the Tender Offer. Holders must tender their Notes in accordance with the procedures set forth under “Terms of the Tender Offer—Procedures for Tendering.”
     Any extension, termination or amendment of the Tender Offer will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously announced Expiration Date. We may delay acceptance for payment of any Notes tendered or the payment for Notes accepted for payment in order to comply in whole or in part with any applicable law, subject to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
     Requests for additional copies of this Offer to Purchase and the Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to the Information Agent at its address and telephone numbers on the back cover of this Offer to Purchase. Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to the Dealer Manager at its address and telephone numbers on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Tender Offer.
     This Offer to Purchase contains important information that Holders are urged to read before making any decision with respect to the Tender Offer.
     This Offer to Purchase does not constitute an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or “blue sky” laws. In those jurisdictions where the securities, “blue sky” or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on the Company’s behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
     No foreign, federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.
     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase or the Letter of Transmittal, and, if given or made, such information or representation may not be relied upon as having been authorized by Medical Properties Trust, the Dealer Manager, the Depositary, the Information Agent or the trustee for the Notes.
     From time to time following the Expiration Date or other date of termination of the Tender Offer, subject to applicable law, Medical Properties Trust or its affiliates may acquire any Notes that are not purchased pursuant to the Tender Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as Medical Properties Trust may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof Medical Properties Trust or its affiliates will choose to pursue in the future.
     Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither Medical Properties Trust nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the applicable Expiration Date or other date of termination of the Tender Offer.

IMPORTANT DATES
     Holders of Notes should take note of the following important dates in connection with the Tender Offer:

Date	Calendar Date and Time	Event
Pricing Date	Promptly following the close of trading on the New York Stock Exchange on July 11, 2011, unless extended by Medical Properties Trust in its sole discretion.	The date on which the Average VWAP will be calculated and the final Purchase Price for the Notes will be determined. The final Purchase Price will be announced no later than 9:00 A.M., New York City time, on the business day immediately following the Pricing Date.

Withdrawal Date	12:00 midnight, New York City time, on July 13, 2011 (inclusive of July 13, 2011), unless extended by Medical Properties Trust in its sole discretion or as required by law.	The deadline for Holders to validly withdraw tenders of Notes.

Expiration Date	12:00 midnight, New York City time, on July 13, 2011 (inclusive of July 13, 2011), unless extended by Medical Properties Trust in its sole discretion or as required by law.	The deadline for Holders to validly tender Notes in order to be eligible to receive the Purchase Price for such Notes, subject to the terms and conditions of the Tender Offer.

Acceptance Date	For Notes that have been validly tendered at or prior to the Expiration Date, we expect to accept such Notes for purchase promptly following the Expiration Date assuming all of the conditions to the Tender Offer have been satisfied or waived. This date is expected to be July 14, 2011 if the Expiration Date is not extended.	The date Medical Properties Trust accepts for purchase all Notes validly tendered.

Settlement Date	The payment date for the Tender Offer is expected to occur promptly following the applicable Expiration Date.	Medical Properties Trust will, or will cause one or more of its subsidiaries to, deposit with the Depositary or, upon the Depositary’s instructions, with DTC the amount of cash necessary to pay each Holder of Notes that are accepted for payment the applicable Purchase Price plus accrued and unpaid interest to, but not including, the Settlement Date in respect of such Notes.

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SUMMARY
     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Offer to Purchase.

The Offeror	Holdings is a Maryland corporation and the Operating Partnership is a Delaware limited partnership, each with its principal corporate offices located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Medical Properties Trust’s telephone number is (205) 969-3755.

Notes	The 9.25% Exchangeable Senior Notes due 2013, or the Notes, were issued by the Operating Partnership. As of June 15, 2011, there was $82 million aggregate principal amount of Notes outstanding. The Notes are fully and unconditionally guaranteed by Holdings and are exchangeable for cash up to their principal amount and shares of Holdings common stock for the remainder of the exchange value in excess of the principal amount.

The Tender Offer	Medical Properties Trust is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, any or all of the outstanding Notes. Tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Notes purchased in the Tender Offer will be cancelled.

Purchase Price	Holders will receive, for each $1,000 principal amount of their Notes accepted for purchase in the Tender Offer, a Purchase Price calculated as follows, together with accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date. The Purchase Price for the Notes will be, for each $1,000 principal amount of such Notes, equal to the sum of (i) the Average VWAP (as defined herein) multiplied by 32.3559, plus (ii) a fixed cash amount of $807.91, subject to a Minimum Purchase Price of $1,000.00 and a Maximum Purchase Price of $1,300.00. The Purchase Price will be rounded to the nearest cent.

The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each trading day of the Averaging Period (as defined below) divided by fifteen.

The “Averaging Period” means the series of trading days beginning on June 20, 2011 and ending on the Pricing Date.

The “Daily VWAP” means, for each trading day during the Averaging Period, the per share volume-weighted average price of Holdings’ common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MPW <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of Holdings’ common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

For the purposes of determining the Purchase Price, in the event that on a trading day there is a “market disruption event” which means (i) a failure by the primary U.S. national or regional securities exchange or market on which Holdings’ common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 P.M., New York City time, on any scheduled trading day (as defined below) for Holdings’ common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in Holdings’ common stock or in any options, contracts or future contracts relating to Holdings’ common stock, then the Daily VWAP for such trading day will be the market value of one share of its common stock on such trading day determined, using a volume-weighted average method to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by us.

See “Terms of the Tender Offer—Sample Calculations of Purchase Price” for illustrative calculations of the Purchase Price.

Announcement of Purchase Price	We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final Purchase Price no later than 9:00 A.M., New York City time, on the business day immediately following the Pricing Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/mpt and from the Information Agent. Medical Properties Trust will amend the Schedule TO relating to the Tender Offer to include, as an exhibit thereto, the press release announcing the calculation of the Average VWAP and the determination of the final Purchase Price. An indicative Purchase Price will be available at http://www.gbsc-usa.com/mpt and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. See “Terms of the Tender Offer—Purchase Price.”

Minimum Purchase Price	In no event will the Purchase Price per $1,000 in principal amount of Notes validly tendered, not validly withdrawn and accepted for purchase in the Tender Offer be less than $1,000.00, which is the Minimum Purchase Price. See “Terms of the Tender Offer—Purchase Price.”

Maximum Purchase Price	In no event will the Purchase Price per $1,000 in principal amount of Notes validly tendered, not validly withdrawn and accepted for purchase in the Tender Offer exceed $1,300.00, which is the Maximum Purchase Price. See “Terms of the Tender Offer—Purchase Price.”

Accrued Interest	Accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date will be paid on the Notes purchased pursuant to the Tender Offer.

Pricing Date	Promptly following the close of trading on the New York Stock Exchange on July 11, 2011, unless extended by Medical Properties Trust in its sole discretion.

Withdrawal Date	12:00 midnight, New York City time, on July 13, 2011 (inclusive of July 13, 2011), unless extended by Medical Properties Trust in its sole discretion or as required by law.

Expiration Date	12:00 midnight, New York City time, on July 13, 2011 (inclusive of July 13, 2011), unless extended by Medical Properties Trust in its sole discretion or as required by law, in which case the Expiration Date will be such date to which the Expiration

Date is extended.

Acceptance Date	Promptly following the Expiration Date on July 14, 2011 for Notes that have been validly tendered and assuming all of the conditions of the Tender Offer have been satisfied or waived.

Settlement Date; Acceptance of Tendered Notes and Payment	Upon the terms of the Tender Offer and subject to the satisfaction or waiver of the conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, to the Tender Offer specified in this Offer to Purchase, Medical Properties Trust will (a) accept for purchase Notes validly tendered (or defectively tendered, if Medical Properties Trust waives such defect) and not validly withdrawn, and (b) pay the applicable Purchase Price (plus accrued and unpaid interest), on the Settlement Date for all Notes accepted for purchase in the Tender Offer, which will occur promptly following the Expiration Date. Medical Properties Trust reserves the right, subject to applicable law, to increase the Purchase Price in its sole discretion.

Conditions to the Tender Offer	Medical Properties Trust’s obligation to accept for purchase, and pay for, validly tendered Notes that have not been validly withdrawn is subject to and conditioned upon satisfaction or, where applicable, waiver of the other conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, set forth herein. See “Terms of the Tender Offer—Conditions to the Tender Offer.” The Tender Offer is not conditioned on any minimum amount of Notes being tendered. Medical Properties Trust expressly reserves the right, in its sole discretion in accordance with applicable law, to amend or terminate the Tender Offer if the conditions to the Tender Offer aren’t met, at or prior to the Exchange Date.

How to Tender Notes	See “Terms of the Tender Offer—Procedures for Tendering.” For further information, call the Depositary, the Information Agent or the Dealer Manager, or consult your broker, dealer, commercial bank or trust company for assistance.

Purpose of the Tender Offer; Source of Funds	The purpose of the Tender Offer is to purchase and cancel any or all of the Notes prior to their maturity, which is expected to reduce our indebtedness. Medical Properties Trust intends to finance the Tender Offer with our cash on hand or other cash resources that are readily available to us. The Tender Offer is not conditioned on our receipt of financing.

Certain Significant Considerations	See “Certain Significant Considerations” for a discussion of certain factors that should be considered in evaluating the Tender Offer.

Certain United States Federal Income Tax Considerations	For a discussion of certain United States Federal income tax considerations applicable to Holders of Notes participating in the Tender Offer, see “Certain United States Federal Income Tax Considerations.”

Untendered or Unpurchased Notes	Any tendered Notes that are not accepted for purchase by Medical Properties Trust will be returned without expense to the tendering Holders. Notes not tendered or otherwise not purchased pursuant to the Tender Offer will remain outstanding. Any Notes that remain outstanding will continue to be the obligation of the Operating Partnership. Holders of those Notes will continue to have all the rights associated with those Notes. To the extent that Notes are purchased pursuant to the Tender Offer, the aggregate principal amount of Notes that remains outstanding will be reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding.

Dealer Manager	Deutsche Bank Securities Inc. is acting as the dealer manager in connection with the Tender Offer (the “Dealer Manager”). The Dealer Manager’s contact information appears on the back cover of this Offer to Purchase.

Information Agent	Global Bondholder Services Corporation is serving as the information agent in connection with the Tender Offer (the “Information Agent”). Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent. The Information Agent’s contact information appears on the back cover of this Offer to Purchase.

Depositary	Global Bondholder Services Corporation is also serving as the depositary in connection with the Tender Offer (the “Depository”). The Depositary’s contact information appears on the back cover of this Offer to Purchase.

INFORMATION ABOUT MEDICAL PROPERTIES TRUST
     Holdings is a self-advised real estate investment trust, or REIT, that acquires, develops, leases and makes other investments in healthcare facilities providing state-of-the-art healthcare services. Holdings is the sole equity owner of Medical Properties Trust, LLC, the sole general partner of the Operating Partnership. We lease our facilities to healthcare operators pursuant to long-term net leases, which require the tenant to bear most of the costs associated with the property. In addition, we make long-term, interest-only mortgage loans to healthcare operators, and, from time to time, we also make working capital and acquisition loans to our tenants.
     Holdings was formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed in December 2002. We have operated as a REIT since April 6, 2004, and accordingly, elected REIT status upon the filing in September 2005 for our calendar year 2004 federal income tax return. To qualify as a REIT, we made a number of organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income to our stockholders. As a REIT, we are not subject to corporate federal income tax with respect to income distributed to our stockholders.
     We conduct substantially all of our business through our subsidiaries, including our taxable REIT subsidiaries.
     At June 15, 2011, our portfolio consisted of 58 properties: 54 facilities (of the 56 facilities that we own) are leased to 19 tenants, one is presently not under lease as it is under re-development, one is under development, and the remaining assets are in the form of first mortgage loans to a single operator. Our owned facilities consisted of 22 general acute care hospitals, 17 long-term acute care hospitals, nine inpatient rehabilitation hospitals, two medical office buildings, and six wellness centers. The non-owned facilities on which we have made mortgage loans consisted of general acute care facilities.
     Our principal corporate offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. We can be contacted at (205) 969-3755. We maintain a website at www.medicalpropertiestrust.com. The information contained on our website is not incorporated by reference herein, and you must not consider the information to be part of this Offer to Purchase.

WHERE YOU CAN FIND MORE INFORMATION
     Holdings files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our reference to the SEC’s website is intended to be an inactive textual reference only. In addition, you may read our SEC filings at the offices of the New York Stock Exchange (the “NYSE”), which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because Holdings common stock is traded on the NYSE under the symbol of “MPW.”
     Holdings has filed with the SEC the Schedule TO pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Tender Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth in the previous paragraph.
     The SEC allows us to “incorporate by reference” into this Offer to Purchase the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this Offer to Purchase.
     We incorporate by reference in this Offer to Purchase the information in the documents listed below:
•	Our Annual Report on Form 10-K for the year ended December 31, 2010, filed as of February 28, 2011, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2010, filed as of April 12, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed as of May 10, 2011;

•	Our Definitive Proxy Statement on Schedule 14A, filed as of April 28, 2011; and

•	Our Current Reports on Form 8-K, filed as of March 16, 2011, April 12, 2011, April 19, 2011, May 2, 2011 and May 24, 2011.
     In addition, this Offer to Purchase constitutes a part of the Schedule TO filed by Holdings with the SEC on June 15, 2011 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference in this Offer to Purchase. We intend to supplement and amend the Schedule TO to the extent required to reflect information we may subsequently file with the SEC.
     We will provide without charge to each person to whom an Offer to Purchase is delivered, upon the written request of such person, a copy of any and all of the information incorporated by reference in this Offer to Purchase (excluding exhibits to such information unless such exhibits are specifically incorporated by reference herein). Requests should be directed to the Information Agent at its address set forth on the back cover page of this Offer to Purchase. The information contained or incorporated by reference in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents.
     No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Offer to Purchase and the Letter of Transmittal and, if given or made, such information or representation may not be relied upon as having been authorized by Medical Properties Trust, the Dealer Manager, the Depositary or the Information Agent. You should rely only on the information contained or incorporated by reference in this Offer to Purchase and the Letter of Transmittal or to which we have referred you.

FORWARD-LOOKING STATEMENTS
     This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase regarding the Tender Offer, Medical Properties Trust and our businesses contain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives.
     The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Many factors could cause actual results to vary from our forward-looking statements. These factors include, but are not limited to the following:
•	the factors referenced in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business;”

•	national and local economic, business, real estate, and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental contingencies, and other liabilities;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	our ability to maintain our status as a REIT for federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	federal and state healthcare and other regulatory requirements; and

•	the continuing impact of the recent economic recession, which may have a negative effect on the following, among other things:
•	the financial condition of our tenants, our lenders and institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•	our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and refinance existing debt and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.
     When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this Offer to Purchase to reflect future events or developments.

PURPOSE OF THE TENDER OFFER; SOURCE OF FUNDS
     The purpose of the Tender Offer is to purchase and cancel any and all of the outstanding Notes prior to their maturity, which is expected to reduce our indebtedness. We will deliver the Notes that we purchase in the Tender Offer to the trustee for the Notes for cancellation, and these Notes will cease to be outstanding. Any Notes that remain outstanding after the completion of the Tender Offer will continue to be the Operating Partnership’s obligations. Holders of these Notes will continue to have all rights associated with these Notes. We are not seeking the approval of Holders for any amendment to the Notes or the indenture governing the Notes.
     The total amount of funds required to purchase all of the outstanding Notes is estimated to be approximately $106.6 million, plus the accrued and unpaid interest to, but not including, the date of payment on the Notes accepted for payment. We intend to finance such purchase with our cash on hand or other cash resources that are readily available to us. The Tender Offer is not conditioned on our receipt of financing. The Tender Offer is conditioned on our receipt of the consent of lenders under our existing credit facilities and the other conditions set forth under “Term of the Tender Offer—Conditions to the Tender Offer,” but is not conditioned on the tender of any minimum amount of Notes.

TERMS OF THE TENDER OFFER
General
     We are offering to purchase for cash any and all of the outstanding Notes, upon the terms and subject to the conditions set forth in this Offer to Purchase. The consideration offered for the Notes validly tendered, not validly withdrawn on or prior to the Withdrawal Date, and accepted for purchase will be the Purchase Price, which will be payable on the Settlement Date.
     Upon the terms and subject to the conditions of the Tender Offer, in addition to the Purchase Price, Holders, who validly tender and do not validly withdraw their Notes in the Tender Offer and whose Notes are accepted for purchase, will also be paid accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date, on such Notes payable on the Settlement Date. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary or DTC.
     Neither the Company, nor the Dealer Manager, the Depositary, the Information Agent or the trustee of the Notes or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes and none of them has authorized any person to make any such recommendation. Holders must make their own decisions with regard to tendering Notes.
Purchase Price
     The Purchase Price, for each $1,000 principal amount of Notes purchased pursuant to the Tender Offer, will be equal to the sum of (i) the Average VWAP (as defined below) multiplied by 32.3559, plus (ii) a fixed cash amount of $807.91, subject to a Minimum Purchase Price of $1,000.00 and a Maximum Purchase Price of $1,300.00.
     For the purposes of calculating the Purchase Price, the Average VWAP will be rounded to four decimal places and the Purchase Price will be rounded to two decimal places. The Purchase Price will be rounded to the nearest cent.
     The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 15.
     The “Averaging Period” means the series of 15 trading days beginning on June 20, 2011 and ending on the Pricing Date.
     The “Daily VWAP” means, for each of the trading days during the Averaging Period, the per share volume-weighted average price of Holdings’ common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MPW <Equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of Holdings’ common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
     For the purposes of determining the Purchase Price, in the event that on a trading day there is a “market disruption event” which means (i) a failure by the primary United States national or regional securities exchange or market on which Holdings’ common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 P.M., New York City time, on any scheduled trading day (as defined below) for Holdings’ common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in Holdings’ common stock or in any options, contracts or future contracts relating to Holdings’ common stock, then the Daily VWAP for such trading day will be the market value of one share of Holdings’ common stock on such trading day determined, using a volume-weighted average method, to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by us.

     For the purposes of determining the Purchase Price, a “trading day” means a “business day.” A “business day” is any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.
Sample Calculations of Purchase Price
     For purposes of illustration, the table below indicates the Purchase Price (and fixed and variable components thereof) that would be calculated on the basis of the pricing formula described above with respect to each $1,000 in principal amount of Notes, assuming a range of sample Average VWAPs indicated in the left-hand column. The actual Average VWAP may be higher or lower than the sample Average VWAPs below. The Purchase Price is subject to the Minimum Purchase Price and the Maximum Purchase Price.

Sample Average	Variable Component	Fixed Component of	Illustrative
VWAP	of Purchase Price	Purchase Price	Purchase Price
$10.00	$323.56	$807.91	$1,131.47
$10.50	$339.74	$807.91	$1,147.64
$11.00	$335.92	$807.91	$1,163.82
$11.50	$372.09	$807.91	$1,180.00
$12.00	$388.27	$807.91	$1,196.18
$12.50	$404.45	$807.91	$1,212.36
$13.00	$420.63	$807.91	$1,228.53
$13.50	$436.80	$807.91	$1,244.71
$14.00	$452.98	$807.91	$1,260.89
$14.50	$469.16	$807.91	$1,277.07
$15.00	$485.34	$807.91	$1,293.25
Throughout the Tender Offer, an indicative Average VWAP and the resulting indicative Purchase Price will be available at http://www.gbsc-usa.com/mpt and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Pricing Date.
     The following summarizes the Purchase Price information that will be available during the Tender Offer:
•	By 4:30 P.M., New York City time, on each trading day after the commencement date of the Tender Offer and before the first day of the Averaging Period, the webpage will show an indicative Average VWAP and the resulting indicative Purchase Price calculated as though that day were the Pricing Date (i.e., it will show the indicative Average VWAP for that day and the preceding 14 trading days and the resulting indicative Purchase Price).

•	By 4:30 P.M., New York City time, on each trading day during the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Purchase Price that reflect the average of the Daily VWAP for that day and the preceding trading days of the Averaging Period.
     We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final Purchase Price no later than 9:00 A.M., New York City time, on the business day immediately following the Pricing Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/mpt and from the Information Agent. We will amend the Schedule TO relating to the Tender Offer to include, as an exhibit thereto, the press release announcing the calculation of the Average VWAP and the determination of the final Purchase Price.
     At any time during the Tender Offer, you may also contact the Information Agent to obtain an indicative Average VWAP and the resulting indicative Purchase Price (and, once it is determined, the final Purchase Price) at one of its telephone numbers listed on the back cover of this Offer to Purchase.

Conditions to the Tender Offer
     Subject to applicable law and notwithstanding any other term of the Tender Offer, and in addition to (and not in limitation of) our right to extend or amend the Tender Offer at any time, in our sole discretion, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rules 13e-4 and 14e-l under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Notes, and may terminate the Tender Offer, if, before the expiration of the Tender Offer, any of the following events or conditions exist or shall occur and remain in effect or shall be determined by us in our reasonable judgment to exist or have occurred:
     (1) there shall have been instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign (or any such action, suit or proceeding has been threatened in writing by any such body or person), or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Tender Offer or the acquisition of Notes pursuant to the Tender Offer, or is otherwise related in any manner to, or otherwise affects, the Tender Offer;
     (2) there shall have been any action taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to Medical Properties Trust, or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign (or any such action has been threatened in writing by any such body), which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in paragraph (1) above;
     (3) we have determined in our reasonable judgment that the acceptance for payment of, or payment for, some or all of the Notes in the Tender Offer would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which Medical Properties Trust or any of our subsidiaries, may be bound or subject;
     (4) at any time on or after the date of this Offer to Purchase, any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Medical Properties Trust or any of its subsidiaries, which, in our reasonable judgment, is or may be materially adverse, or we will have become aware of any fact which, in our reasonable judgment, has or may have material adverse significance with respect to Medical Properties Trust or any of our subsidiaries;
     (5) the trustee for the Notes shall have objected in any respect to, or takes any action that would be reasonably likely to materially and adversely affect the consummation of the Tender Offer or takes any action that challenges the validity or effectiveness of the procedures used by us in consummating the Tender Offer;
     (6) at any time on or after the date of this Offer to Purchase, there shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or market in the United States for a period in excess of three hours;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in our reasonable judgment, might materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•	the commencement or declaration of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States since the close of business on the date of this Offer to Purchase;

•	any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase;

•	any decline in the market price of the Notes by an amount in excess of 5% measured from the close of business on the date of this Offer to Purchase as reported by TRACE (Trade Reporting and Compliance Engine);

•	in the case of any of the foregoing existing at the opening of business on the date of this Offer to Purchase, a material acceleration or worsening thereof; or
     (7) any approval, permit, authorization, consent or other action of any domestic or foreign governmental, administrative or regulatory agency, authority, tribunal or third party shall not have been obtained on terms satisfactory to us, which, in our reasonable judgment in any such case, and regardless of the circumstances (including any action or inaction by us or any of our affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Tender Offer and/or with such acceptance for payment or payment.
     The foregoing conditions are for our sole benefit and the failure of any such condition to be satisfied may be asserted by us regardless of the circumstances giving rise to any such failure. The failure of any of the foregoing conditions other than those conditions dependent upon the receipt of necessary government approvals, may be waived by us, in whole or in part, at any time and from time to time prior to the Expiration Date, at our sole discretion.
     If any of the foregoing conditions to the Tender Offer shall not have been satisfied or waived by us, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, we reserve the right, but will not be obligated, subject to applicable law, to:
•	return Notes tendered pursuant to the Tender Offer to tendering Holders;

•	waive all unsatisfied conditions, other than those dependent upon the receipt of necessary government approvals, and accept for payment and purchase all Notes that are validly tendered on or prior to the Expiration Date;

•	extend the Withdrawal Date or the Expiration Date and retain all tendered Notes until the purchase date for the Tender Offer; or

•	otherwise amend the Tender Offer.
     Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.
     Subject to applicable law, we may also terminate the Tender Offer in our sole discretion if any condition to the Tender Offer is not met, at or prior to the Exchange Date.

Plans, Proposals or Negotiations
     Except as disclosed in this Offer to Purchase (including documents incorporated by reference herein), neither we nor the Operating Partnership currently have any plans, proposals or negotiations underway that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness;

•	except in connection with Medical Properties Trust’s ongoing consideration of adding members to the board of directors, there are no additional plans for any change in our present board of directors or management or any plans or proposals to change the number or term of the board of directors (although we may fill vacancies arising on the board of directors) or to change any material term of the employment contract of any executive officer;

•	any other change in the structure or business of the Company or the Operating Partnership;

•	our common stock ceasing to be listed on the New York Stock Exchange;

•	our common shares becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities other than acquisitions or dispositions made in the ordinary course of business; or

•	any changes in the governing instruments of Holdings or the Operating Partnership, or other actions that could impede the acquisition of control of us.
Procedures for Tendering
     The following summarizes the procedures to be followed by all Holders in tendering their Notes.
Expiration Date; Withdrawal Date; Extensions; Amendments
     The Expiration Date is 12:00 midnight, New York City time, on July 13, 2011 (inclusive of July 13, 2011), unless extended, in which case the Expiration Date will be such date to which the Expiration Date is extended. The Withdrawal Date is 12:00 midnight, New York City time, on July 13, 2011 (inclusive of July 13, 2011), unless extended, in which case the Withdrawal Date will be such date to which such Withdrawal Date is extended. Tenders of Notes may be withdrawn at any time on or prior to the Withdrawal Date, unless extended, in which case the tenders of Notes may be withdrawn prior to the date to which the Withdrawal Date for such Notes is extended. Subject to applicable law, Medical Properties Trust, in its sole discretion, may extend the Expiration Date or the Withdrawal Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, to the Tender Offer. In the event that the Expiration Date or the Withdrawal Date is extended, Medical Properties Trust will notify the Depositary and will make a public announcement thereof before 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date or Withdrawal Date, as applicable. Such announcement will state that Medical Properties Trust is extending the Expiration Date or the Withdrawal Date, for a specified period or on a daily basis. Without limiting the manner in which Medical Properties Trust may choose to make a public announcement of any extension, amendment or termination of the Tender Offer, Medical Properties Trust will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to Business Wire or the Dow Jones News Service or otherwise as required by law.
     Medical Properties Trust reserves the right, subject to applicable law, to:
•	waive any and all conditions to the Tender Offer, other than those dependent upon the receipt of necessary government approvals;

•	extend, withdraw or terminate the Tender Offer; or

•	otherwise amend the Tender Offer in any respect, including, without limitation, an increase in the Purchase Price.
     If Medical Properties Trust exercises any such right, Medical Properties Trust will give written notice thereof to the Depositary and will make a public announcement thereof as promptly as practicable.
     The minimum period during which the Tender Offer will remain open following material changes in the terms of such Tender Offer or in the information concerning such Tender Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. If any of the terms of the Tender Offer are amended in a manner determined by Medical Properties Trust to constitute a material change adversely affecting any Holder, Medical Properties Trust will promptly disclose any such amendment in a manner reasonably calculated to inform Holders of such amendment, and Medical Properties Trust will extend such Tender Offer for a time period that Medical Properties Trust deems appropriate or as required by law, depending upon the significance of the amendment and the manner of disclosure to Holders, if such Tender Offer would otherwise expire during such time period.
     If Medical Properties Trust extends the Tender Offer, or if Medical Properties Trust is delayed in its acceptance for payment of, or payment for, Notes or is unable to accept for payment or to pay for such Notes pursuant to the Tender Offer for any reason, then, upon extension of such Tender Offer without prejudice to Medical Properties Trust’s rights under such Tender Offer, the Depositary may retain tendered Notes on behalf of Medical Properties Trust. However, the ability of Medical Properties Trust to delay the payment for Notes that Medical Properties Trust has accepted for payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.
     If Medical Properties Trust makes a material change in the terms of the Tender Offer or the information concerning the Tender Offer, Medical Properties Trust will disseminate additional offering materials and extend such Tender Offer to the extent required by law, including Rules 13e-4 and 14e-1 under the Exchange Act, as applicable.
How to Tender Notes
     For a Holder to validly tender Notes pursuant to the Tender Offer, a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date. In addition, on or prior to the Expiration Date, such Holder’s Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal). To tender Notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, and DTC will then edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance.

     If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.
     Any beneficial owner whose Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact such registered Holder promptly and instruct the Holder to tender such Notes on the beneficial owner’s behalf. If such beneficial owner wishes to tender such Notes itself, such beneficial owner must, before completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time. The tender by a Holder pursuant to the procedures set forth herein will constitute an agreement between such Holder and Medical Properties Trust in accordance with the terms and subject to the conditions set forth herein.
     By tendering Notes pursuant to the Tender Offer, the Holder will be deemed to have represented and warranted that such Holder has full power and authority to tender, sell, assign and transfer the Notes tendered thereby and that when such Notes are accepted for purchase and payment by Medical Properties Trust, Medical Properties Trust will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right and will cause such Notes to be delivered in accordance with the terms of the Tender Offer. The Holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by Medical Properties Trust to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered thereby. In addition, the Holder will be deemed to have released Holdings, the Operating Partnership and their respective affiliates from any and all claims, except for any claims the Holder may have under federal securities laws, that Holders may have arising out of or relating to the Notes validly tendered and not withdrawn and accepted for purchase by us.
     Holders desiring to tender Notes pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Except as otherwise provided herein, delivery of Notes will be deemed made only when (a) the Agent’s Message or (b) the Letter of Transmittal and certificates of the tendered Notes are actually received by the Depositary. No documents should be sent to Medical Properties Trust, the Dealer Manager, or the Information Agent (except in its capacity as Depositary).
Guarantee of Signature
     Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (a “Medallion Signature Guarantor”) in the Securities Transfer Agents’ Medallion Program, unless the Notes tendered thereby are tendered (a) by the registered Holder of such Notes and that Holder has not completed either of the boxes entitled “Special Payment and Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).
Book-Entry Transfer
     The Depositary will establish an account with respect to the Notes at DTC for purposes of the Tender Offer within two business days of the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.

     The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (a) the aggregate principal amount of Notes that have been tendered by such participant pursuant to the Tender Offer, (b) that such participant has received this Offer to Purchase and the Letter of Transmittal and agrees to be bound by the terms of the Tender Offer as described in this Offer to Purchase and the Letter of Transmittal and (c) that Medical Properties Trust may enforce such agreement against such participant.
     Any acceptance of an Agent’s Message transmitted through ATOP is at the election and risk of the person transmitting an Agent’s Message and delivery will be deemed made only when actually received by the Depositary.
No Guaranteed Delivery
     There are no guaranteed delivery provisions applicable to the Tender Offer under the terms of this Offer to Purchase or any other offer materials. Holders must tender their Notes in accordance with the procedures set forth above under “—Procedures for Tendering.”
Withholding Tax
     Under United States federal income tax laws, the Depositary may be required to withhold on payments made to certain Holders who tender Notes pursuant to the Tender Offer. See “Certain United States Federal Income Tax Considerations” below.
Lost or Missing Certificates
     If a Holder wishes to tender Notes pursuant to the Tender Offer, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, the Holder should write to, or telephone, the trustee for the Notes at its address or telephone number about procedures for obtaining replacement certificates for such Notes and arranging for indemnification or any other matter that requires the trustee to take action.
Transfer of Ownership of Tendered Notes
     Holders may not transfer record ownership of any Notes validly tendered and not validly withdrawn. Beneficial ownership in tendered Notes may be transferred by the Holder by delivering to the Depositary at its address set forth on the back cover of this Offer to Purchase an executed Letter of Transmittal identifying the name of the person who deposited the Notes to be transferred and completing the “Special Payment and Delivery Instructions” box with the name of the transferee (or, if tendered by book-entry transfer, the name of the DTC participant on the security listing position listed as the transferee of such Notes) and the principal amount of the Notes to be transferred. If certificates have been delivered or otherwise identified (through a Book-Entry Confirmation with respect to such Notes) to the Depositary, the name of the Holder who deposited the Notes, the name of the transferee and the certificate numbers relating to such Notes should also be provided in the Letter of Transmittal. A person who succeeds to the beneficial ownership of tendered Notes pursuant to these procedures will be entitled to receive the applicable purchase price of the Notes and any applicable accrued and unpaid interest if the Notes are accepted for payment, or to receipt of the tendered Notes if the Tender Offer is terminated, provided, in each case, that Medical Properties Trust has been given proper and timely instructions as to the identity of such person and the address to which to deliver such purchase price or Notes.

Other Matters
     Subject to, and effective upon, the acceptance for purchase of, and payment for, the principal amount of Notes tendered in accordance with the terms and subject to the conditions of the Tender Offer, a tendering Holder will be deemed to have agreed to sell, assign and transfer to, or upon the order of, Medical Properties Trust, all right, title and interest in and to all of the Notes tendered and accepted for purchase pursuant to the terms hereof (and subject to proration) and waives any and all other rights with respect to such Notes (including, without limitation, any existing or past defaults and their consequences in respect of the Notes and the indenture under which such Notes were issued) and releases and discharges each of Holdings and the Operating Partnership from any and all claims the Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that the Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes except for any claims a Holder may have under federal securities laws. In addition, by tendering Notes pursuant to the Tender Offer, a Holder will be deemed to have irrevocably constituted and appointed the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as the agent of Medical Properties Trust) with respect to any tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver such Notes or transfer ownership of such Notes on the account books maintained by DTC together with all accompanying evidences of transfer and authenticity, to or upon the order of Medical Properties Trust, (b) present such Notes for transfer on the register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes, including receipt of funds from Medical Properties Trust for the applicable purchase price for any Notes tendered pursuant to the Tender Offer that are purchased by Medical Properties Trust and transfer such funds to the Holder, all in accordance with the terms of the Tender Offer.
     By tendering Notes pursuant to the Tender Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary of (a) a properly transmitted Agent’s Message or (b) a properly completed and duly executed Letter of Transmittal and the certificates of the tendered Notes accompanying the Letter of Transmittal together with all accompanying evidences of authority and any other required documents in form satisfactory to Medical Properties Trust. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Notes pursuant to the procedures described in the Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by Medical Properties Trust in its sole discretion.
     Notwithstanding any other provision of the Tender Offer, payment of the applicable Purchase Price plus accrued and unpaid interest on the Notes tendered and accepted for purchase pursuant to the Tender Offer will occur only after timely receipt by the Depositary of (a) a Book-Entry Confirmation with respect to such Notes, together with an Agent’s Message and any other required documents or (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, for the Notes accompanying the Letter of Transmittal and any other required documentation. The tender of Notes pursuant to the Tender Offer by one of the procedures set forth above will constitute an agreement between the tendering Holder and Medical Properties Trust in accordance with the terms and subject to the conditions of this Tender Offer. The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.
     Alternative, conditional or contingent tenders will not be considered valid. Medical Properties Trust reserves the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in Medical Properties Trust’s opinion, be unlawful. Medical Properties Trust also reserves the right, subject to applicable law, to waive any defects, irregularities or conditions of tender as to particular Notes. A waiver of any defect or irregularity with respect to the tender of any Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Note. Any determination by Medical Properties Trust as to the validity, form, eligibility and acceptance of Notes for payment, or any interpretation by Medical Properties Trust as to the terms and conditions of the Tender Offer, is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. Any defect or irregularity in connection with tenders of Notes must be cured within such time as Medical Properties Trust determines, unless waived by Medical Properties Trust. Tenders of Notes shall not be deemed to have been made until all defects and irregularities have been waived by Medical Properties Trust or cured. None of Holdings, the Operating Partnership, the trustee, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes or will incur any liability to Holders for failure to give any such notice.
Acceptance of Notes for Purchase; Payment for Notes
     Upon the terms of the Tender Offer and subject to the satisfaction or waiver of the conditions to the Tender Offer specified in this Offer to Purchase, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, Medical Properties Trust will (a) accept for purchase Notes validly tendered (or defectively tendered, if Medical Properties Trust waives such defect) and not validly withdrawn, and (b) promptly pay the Purchase Price (plus accrued and unpaid interest) on the Settlement Date for all Notes accepted for purchase in the Tender Offer.
     Medical Properties Trust expressly reserves the right, in its sole discretion, but subject to applicable law, to (a) delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to Rules 13e-4 and 14e-1 under the Exchange Act, as applicable, which require that Medical Properties Trust pay the consideration offered or return Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer), or (b) terminate the Tender Offer if the conditions to the Tender Offer are not met at or prior to the Expiration Date.
     For purposes of the Tender Offer, Medical Properties Trust will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which Medical Properties Trust has waived such defect) if, as and when Medical Properties Trust gives oral (promptly confirmed in writing) or written notice thereof to the Depositary. With respect to tendered Notes that are to be returned to Holders, such Notes will be returned without expense to the tendering Holder promptly (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) after the expiration or termination of the Tender Offer.
     Medical Properties Trust will pay for Notes accepted for purchase in the Tender Offer by depositing such payment in cash with the Depositary or, at the direction of the Depositary, with DTC, which will act as agent for the tendering Holders for the purpose of receiving tenders of Notes, the applicable Purchase Price and accrued and unpaid interest and transmitting the applicable Purchase Price and accrued and unpaid interest to such Holders. Payment shall be deemed to have been made by Medical Properties Trust upon the transfer by Medical Properties Trust of the applicable Purchase Price, plus accrued and unpaid interest, payable through, but not including the date of such transfer, to the Depositary or, if so directed by the Depositary, to DTC. Under no circumstances will interest on the applicable Purchase Price be paid by Medical Properties Trust by reason of any delay on the part of the Depositary in making payment to the Holders entitled thereto or any delay in the allocation or crediting of monies received by DTC to participants in DTC or in the allocation or crediting of monies received by participants to beneficial owners.
     Tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.
     If, for any reason, acceptance for payment, or payment for, validly tendered Notes pursuant to the Tender Offer is delayed, or Medical Properties Trust is unable to accept for purchase or to pay for validly tendered Notes pursuant to the Tender Offer, then the Depositary may, nevertheless, on behalf of Medical Properties Trust, retain the tendered Notes, without prejudice to the rights of Medical Properties Trust described under “—Expiration Date; Withdrawal Date; Extensions; Amendments” and “—Conditions to the Tender Offer” above and “—Withdrawal of Tenders” below, but subject to Rules 13e-4 and 14e-1 under the Exchange Act, as applicable, which require that Medical Properties Trust pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Tender Offer.

     If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer, such Notes (a) will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes promptly following the Expiration Date or the termination of the Tender Offer or (b) if the Holder of record holds physical Notes, such Notes will be returned by delivery of a certificate representing such returned principal amount (including delivery of the original certificate tendered if none of such Holder’s tendered Notes are accepted).
     Medical Properties Trust may transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates or any third party the right to purchase all or any of the Notes tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve Medical Properties Trust of its obligations under the Tender Offer and will in no way prejudice the rights of tendering Holders to receive payment for Notes validly tendered and not validly withdrawn and accepted for payment pursuant to the Tender Offer.
     Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to Medical Properties Trust, the Dealer Manager, the Depositary or the Information Agent or, except as set forth below, to pay transfer taxes with respect to the purchase of their Notes. If, however, the applicable Purchase Price is to be paid to, or if Notes not tendered or not accepted for payment are to be registered in the name of, any person other than a Holder, the amount of any transfer taxes (whether imposed on the Holder or such other person) payable on account of the transfer to such person will be deducted from the applicable Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. Medical Properties Trust will pay all other charges and expenses in connection with the Tender Offer. See “Dealer Manager; Depositary; Information Agent.”
     The Notes are governed by the indenture under which the Notes were issued, as amended or supplemented to date. There are no appraisal or other similar statutory rights available to Holders in connection with the Tender Offer.
Withdrawal of Tenders
     The Notes subject to the Tender Offer tendered on or prior to the Withdrawal Date may be validly withdrawn at any time on or prior to the applicable Withdrawal Date, or, if not yet accepted for payment by us within 40 business days of June 15, 2011, at any time following the fortieth business day.
     The Purchase Price to be paid in the Tender Offer will be announced by the Company by 9:00 A.M., New York City time, on the business day immediately following the Pricing Date and the Tender Offer will not expire earlier than midnight, New York City time, on the applicable Expiration Date. Holders will have two business days following the determination of the final Purchase Price to withdraw their previously tendered Notes. See “Terms of the Offers—Purchase Price.”
     If a Holder validly withdraws a tender, such Holder will no longer be eligible to receive the applicable consideration on the Settlement Date (unless such Holder validly re-tenders such Notes on or prior to the applicable Expiration Date).
     If the Tender Offer is terminated, Notes tendered pursuant to the Tender Offer will promptly be returned to the tendering Holders. For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must (a) specify the name of the Holder who tendered the Notes to be withdrawn and, if different, the name of the registered Holder of such Notes (or, in the case of Notes tendered by book-entry transfer, the name of the DTC participant that appears on the security position listing as the owner of such Notes), (b) contain the description of the Notes to be withdrawn (including the principal amount of the Notes to be withdrawn and, in the case of Notes tendered by delivery of certificates rather than book-entry transfer, the certificate numbers thereof), (c) unless transmitted through ATOP, be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed in the applicable Agent’s Message), or be accompanied by evidence satisfactory to Medical Properties Trust that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes, and (d) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder. The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawal of Notes may only be accomplished in accordance with the foregoing procedures. Notes validly withdrawn may thereafter be re-tendered at any time on or prior to the Expiration Date by following the procedures described under “—Procedures for Tendering.”
     Medical Properties Trust will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. None of Medical Properties Trust, the Dealer Manager, the Depositary or the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.
     If Medical Properties Trust is delayed in its acceptance for purchase of, or payment for, any Notes or is unable to accept for purchase or pay for any Notes pursuant to the Tender Offer for any reason, then, without prejudice to Medical Properties Trust’s rights hereunder, but subject to applicable law, tendered Notes may be retained by the Depositary on behalf of Medical Properties Trust and may not be validly withdrawn (subject to Rules 13e-4 and 14e-1 under the Exchange Act, as applicable, which require that Medical Properties Trust pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer).

CERTAIN MARKET INFORMATION CONCERNING THE NOTES
     There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, prices of such Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. To Medical Properties Trust’s knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available.
     Holdings’ common stock into which the Notes are exchangeable, is listed on the New York Stock Exchange under the symbol “MPW.” The following table sets forth, for the periods indicated, the high and low sales prices in U.S. dollars for each share of Holdings’ common stock and the distributions per share declared by Holdings, as reported on the New York Stock Exchange.

	High	Low	Distribution
Year ended December 31, 2008
First Quarter	$13.00	$9.56	$0.27
Second Quarter	12.89	10.10	0.27
Third Quarter	11.96	9.40	0.27
Fourth Quarter	11.34	3.67	0.20
Year ended December 31, 2009
First Quarter	$6.76	$2.76	$0.20
Second Quarter	6.96	3.50	0.20
Third Quarter	8.24	5.63	0.20
Fourth Quarter	10.57	7.50	0.20
Year ended December 31, 2010
First Quarter	$11.42	$9.15	$0.20
Second Quarter	11.10	7.98	0.20
Third Quarter	10.47	8.99	0.20
Fourth Quarter	11.65	10.00	0.20
Year Ended December 31, 2011
First Quarter	$11.74	$10.60	$0.20
Second Quarter (through June 14, 2011)	12.45	11.29	N/A
     On June 14, 2011, the last reported sale price of Holdings’ common stock on the New York Stock Exchange was $11.51 per share.
     HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR HOLDINGS’ COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THIS TENDER OFFER.

CERTAIN SIGNIFICANT CONSIDERATIONS
     You should review carefully the considerations described below, as well as the other information contained or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, before deciding whether to tender your Notes in the Tender Offer.
Risks Associated with Tender Offer
Position of Medical Properties Trust Concerning the Tender Offer
     Neither we, nor our board of directors, nor the Dealer Manager, the Depositary, the Information Agent, the trustee or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in this Offer to Purchase, including the documents incorporated by reference, consult their own investment, legal and tax advisors and make their own decisions on whether to tender the Notes.
Effect of the Tender Offer on Holders of Notes Tendered and Accepted in the Tender Offer
     If a Holder’s Notes are tendered and accepted pursuant to the Tender Offer, such Holder will receive the applicable Purchase Price, plus accrued and unpaid interest to, but not including, the Settlement Date on such Notes, but such Holder will give up all rights and benefits associated with ownership of such Notes.
Conditions to the Consummation of the Tender Offer
     The consummation of the Tender Offer is subject to the satisfaction of several conditions. See “Terms of the Tender Offer—Conditions to the Tender Offer.” In addition, subject to applicable law, we may terminate the Tender Offer for any reason in our sole discretion if the conditions to the Tender Offer aren’t met, at or prior to the Expiration Date. There can be no assurance that such conditions will be met, that we will not terminate the Tender Offer, or that, in the event that the Tender Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.
Treatment of Notes Not Tendered in the Tender Offer
     Notes not tendered and purchased in the Tender Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the indenture governing the Notes, will remain unchanged. No amendments to these documents are being sought. From time to time in the future, we may acquire Notes that are not tendered in the Tender Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we might choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither Medical Properties Trust nor its affiliates may purchase any Notes otherwise than pursuant to the Tender Offer until 10 business days after the applicable Expiration Date or other date of termination of the Tender Offer.
Limited Trading Market
     None of the Notes are listed on any national or regional securities exchange. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed only as approximations. Holders are urged to contact their brokers with respect to current information regarding the Notes. To the extent that Notes are tendered and accepted in the Tender Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of the Notes that are not tendered and accepted for payment more volatile. Consequently, the liquidity, market value and price volatility of such Notes that remain outstanding may be adversely affected. Holders of such unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following consummation of the Tender Offer. The extent of the public market for the Notes following consummation of the Tender Offer will depend upon the number of Holders remaining at such time, the interest in maintaining a market in such Notes on the part of securities firms and other factors.
Federal Income Tax May Be Imposed on Payments to Non-U.S. Holders
     Although the applicability of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, to the Notes is not entirely clear, based on the law, facts and circumstances as they currently exist, we intend to take the position that payment of the Purchase Price to Non-U.S. Holders with respect to the Notes is not subject to U.S. income or withholding tax under FIRPTA. However, the IRS could disagree with our position. See “Certain United States Federal Income Considerations—Tax Consequences to Non-U.S. Holders.”
Risks Associated with Medical Properties Trust’s Indebtedness
Ability to Pay our Debt and Other Obligations
     If our cash flow is inadequate to meet our and our subsidiaries’ existing and future debt and other obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Notes outstanding after the consummation of the Tender Offer or our other obligations, we will be in default under the terms thereof, which will permit the Holders of the Notes and our other obligations to accelerate the maturity of the Notes and such other obligations and also could cause defaults under future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure the Holders that we would be able to repay amounts due in respect of the Notes if payment on the Notes were to be accelerated following the occurrence of an Event of Default (as defined in the indenture governing the Notes, as amended).

CERTAIN UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS
     The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of Notes pursuant to the Tender Offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the United States Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below.
     As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that is a United States person. A United States person is a person that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source thereof, or (iv) a trust if either (a) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) it has a valid election in effect to be treated as a United States person. The term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.
     This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular beneficial owners of the Notes in light of their personal circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of beneficial owners of the Notes subject to special treatment under the U.S. federal income tax laws such as banks, financial institutions, insurance companies, retirement plans, certain United States expatriates and former long-term residents of the United States, dealers or traders in securities or currencies, brokers, S corporations, partnerships or other pass-through entities, real estate investment trusts, regulated investment companies, tax-exempt organizations, individual retirement accounts or other tax-deferred accounts, persons holding the Notes as part of a “straddle,” “hedge,” “wash sale,” “constructive sale,” “conversion transaction,” or other integrated investment, U.S. Holders whose functional currency is not the U.S. dollar and Non-U.S. Holders, except as specifically described below. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or the alternative minimum tax.
     This discussion assumes that U.S. Holders and Non-U.S. Holders hold the Notes as “capital assets” (as defined in Section 1221 of the Code). This discussion is limited to the U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders disposing of Notes pursuant to the Tender Offer.
     If a partnership (including for these purposes any other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding Notes and partners in such partnerships should consult their own tax advisors as to the tax consequences of a disposition of Notes pursuant to the Tender Offer, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.
     Beneficial owners of the Notes are advised to consult their own tax advisors as to the tax consequences of a disposition of Notes pursuant to the Tender Offer, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.
Tax Consequences to U.S. Holders
Sale of Notes Pursuant to the Tender Offer
     The receipt of cash for Notes pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that receives cash in exchange for Notes pursuant to the Tender Offer generally will recognize gain or loss equal to the difference, if any, between (i) the amount of cash received for such Notes (other than amounts attributable to accrued and unpaid interest, which amounts will be treated as ordinary interest income to the extent not previously included in the U.S. Holder’s gross income, regardless of whether the U.S. Holder otherwise recognizes an overall loss on the sale of Notes pursuant to the Tender Offer) and (ii) the U.S. Holder’s adjusted tax basis in the tendered Notes. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of such Note to such Holder, increased by any amounts of original issue discount accrued with respect to such Note by such Holder and by any amounts of market discount with respect to such Note that such Holder has elected to include in income, and decreased (but not below zero) by any amounts of amortizable bond premium with respect to such Note that such Holder has previously elected to use to offset interest income on a Note. Gain or loss will be calculated separately for each block of Notes tendered by a U.S. Holder. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year.
     An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Note with “market discount.” Market discount is the amount by which the principal amount of the Note (or, in the case of a Note with original issue discount, the issue price of the Note as increased by all original issue discount accrued with respect to the Note before its acquisition) exceeded the U.S. Holder’s tax basis in the Note immediately after its acquisition, generally at a time other than the Note’s original issuance. A Note is considered to have no market discount if such excess is less than 1/4 of 1% of the principal amount of the Note multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Note to its maturity date. The gain recognized by the U.S. Holder of a Note with market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) from the U.S. Holder’s acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.
Information Reporting and Backup Withholding
     In general, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients (such as corporations), that sell their Notes pursuant to the Tender Offer.
     A U.S. Holder whose Notes are tendered and accepted for payment pursuant to the Tender Offer may be subject to backup withholding (currently at a 28% rate) with respect to the cash proceeds from the sale of such Notes unless such Holder (a) is a corporation or other exempt recipient and, when required, establishes this exemption or (b) provides its correct taxpayer identification number, certifies under penalties of perjury that it is not currently subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may be refundable if such amounts exceed such liability, provided the required information is timely furnished to the IRS. The information reporting requirements generally will apply regardless of whether backup withholding is required.
Tax Consequences to Non-U.S.
Holders
     The rules governing U.S. federal income taxation of Non-U.S. Holders are complex and no attempt will be made to provide more than a brief summary of such rules. Non-U.S. Holders should consult their own tax advisors to determine the effect of U.S. federal, state, local and non-U.S. tax laws, as well as tax treaties, with regard to a sale of the Notes pursuant to the Tender Offer.

Sale of Notes Pursuant to the Tender Offer
     Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder upon the receipt of cash (other than cash attributable to accrued and unpaid interest) in exchange for a Note pursuant to the Tender Offer generally will not be subject to U.S. federal income or withholding tax so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year, and (iii) the Notes do not constitute “United States real property interests,” or USRPIs, within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).
     Under FIRPTA, notes generally will be treated as USRPIs if they are exchangeable for interests in stock of a domestic corporation and the majority of the domestic corporation’s assets consists of interests in U.S. real property, as is expected to be the case with Medical Properties. However, although the law is not entirely clear, Notes held by a Non-U.S. Holder may be exempt from treatment as a USRPI under FIRPTA if (i) the common stock into which the notes are exchangeable is part of a class of stock that is regularly traded on an established securities market and such Non-U.S. Holder holds Notes that, on the date of their acquisition, had a fair market value equal to or less than the fair market value on that date of five percent of the Medical Properties common stock (assuming such Non-U.S. Holder does not, actually or constructively pursuant to certain attribution rules, own any other interest in Medical Properties), or (ii) Medical Properties is a domestically-controlled REIT. Medical Properties will be a domestically-controlled REIT on the Settlement Date if at all times during the preceding five-year period it has been a REIT and less than 50% in value of its stock has been held directly or indirectly by non-U.S. persons. Medical Properties Trust believes that, currently, it is a domestically controlled REIT but can not assure you that it is a domestically-controlled REIT, and even if it currently is, because its common stock is publicly traded, there can be no assurance that it will continue to be a domestically controlled REIT at the time of the Settlement Date. Furthermore, while Medical Properties common stock is currently regularly traded on an established securities market, there can be no assurance that it will continue to be so traded in the future.
     Although the application of the above exceptions from FIRPTA to the Notes is not entirely clear, based on the law, facts and circumstances as they currently exist, we currently intend to take the position that the Notes will not constitute USRPIs as of the Settlement Date provided that at such time either (i) Medical Properties common stock is regularly traded on an established securities market and the applicable Non-U.S. Holder does not exceed the ownership limits described above; or (ii) Medical Properties continues to believe that it is and has been a domestically controlled REIT. Accordingly, provided these conditions continue to be met, we currently do not intend to withhold U.S. federal income tax from payment of the Tender Offer Consideration to a Non-U.S. Holder. However, it is possible that the IRS could disagree with our position, in which case any Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon the payment of the cash in exchange for Notes pursuant to the Tender Offer, and could be liable for interest and penalties if such Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due. If neither of the conditions described above apply, we intend to withhold 10% of any amounts payable to a Non-U.S. Holder on payment of the Tender Offer Consideration.
Amounts Attributable to Accrued and Unpaid Interest
     The gross amount of cash payments attributable to accrued and unpaid interest paid to a Non-U.S. Holder pursuant to the Tender Offer generally will not be subject to U.S. federal income or withholding tax, provided that:
•	the Non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits interests of the Operating Partnership;

•	the Non-U.S. Holder is not (a) a “controlled foreign corporation” that is a “related person” with respect to the Operating Partnership (each within the applicable meaning of the Code) or (b) a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the accrued and unpaid interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	the Company or its paying agent has received or receives appropriate documentation establishing that the Non-U.S. Holder is not a United States person.
     A Non-U.S. Holder that does not otherwise qualify for exemption from U.S. federal income tax under the above exceptions generally will be subject to withholding of U.S. federal income tax at a 30% rate on payments of accrued and unpaid interest that are not effectively connected with the conduct of a United States trade or business. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under the above exceptions may nevertheless be entitled to the benefits of an income tax treaty under which the interest is exempt from or subject to a reduced rate of U.S. federal withholding tax if the Non-U.S. Holder provides an IRS Form W-8BEN claiming the exemption.
Income Effectively Connected with a U.S. Trade or Business
     If a payment received in respect of accrued and unpaid interest on Notes or gain realized by a Non-U.S. Holder on a sale of Notes pursuant to the Tender Offer is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder), such interest or gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as a U.S. Holder (and, with respect to corporate Non-U.S. Holders, may also be subject to a 30% branch profits tax which also may be subject to reduction under an applicable tax treaty). If accrued and unpaid interest is effectively connected with a United States trade or business (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment), such payments will not be subject to U.S. withholding tax so long as the relevant Non-U.S. Holder provides the Company or its paying agent with the appropriate documentation.
     Non-U.S. Holders should consult their own tax advisors regarding the availability of a refund of any U.S. withholding tax.
Information Reporting and Backup Withholding
     The receipt of cash by a Non-U.S. Holder in exchange for a Note pursuant to the Tender Offer that occurs through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and backup withholding unless such broker does not have actual knowledge or reason to know that such Holder is a U.S. person and such Holder certifies as to its Non-U.S. status under penalties of perjury or such Holder otherwise establishes an exemption. The payment of cash to a Non-U.S. Holder through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting (but not backup withholding) unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder establishes an exemption. For this purpose, a “U.S.-related person” is:
•	a U.S. person (including a foreign branch or office of such person);

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business; or

•	a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by United States persons.
     Neither information reporting nor backup withholding will apply to a payment of cash to a Non-U.S. Holder through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides.

     Backup withholding and information reporting generally will not apply to accrued and unpaid interest payments made to a Non-U.S. Holder in respect of the Notes if such Non-U.S. Holder furnishes the Company or its paying agent with appropriate documentation of such Holder’s non-U.S. status.
     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.
     THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH BENEFICIAL OWNER OF NOTES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF TENDERING NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

DEALER MANAGER; DEPOSITARY; INFORMATION AGENT
     We have retained Deutsche Bank Securities Inc. to act as Dealer Manager in connection with the Tender Offer. The Dealer Manager may contact Holders regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of the Notes.
     We have agreed to pay the Dealer Manager a fee for its services as Dealer Manager in connection with the Tender Offer. In addition, we will reimburse the Dealer Manager for its reasonable out-of-pocket expenses. We have also agreed to indemnify the Dealer Manager and its affiliates against certain liabilities in connection with its services, including liabilities under the federal securities laws. The Dealer Manager and its affiliates hold Notes and may, but are not objected to, tender such Notes in the Tender Offer. At any given time, the Dealer Manager and its affiliates may trade the Notes or other securities of Holdings or the Operating Partnership for its own account or for the accounts of its customers and, accordingly, may hold a long or short position in the Notes.
     The Dealer Manager has provided in the past, and/or is currently providing, investment and commercial banking and financial advisory services to us. The Dealer Manager and its affiliates may in the future provide various investment and commercial banking and other services to us for which it would receive customary compensation from us.
     Global Bondholder Services Corporation has been appointed Depositary for the Tender Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Depositary reasonable and customary fees for its services and to reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws.
     Global Bondholder Services Corporation has been appointed Information Agent for the Tender Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase.
     In connection with the Tender Offer, directors and officers of Medical Properties Trust and regular employees of Medical Properties Trust (who will not be specifically compensated for such services) may solicit tenders by use of the mails, personally or by telephone.

MISCELLANEOUS
     The Tender Offer is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Tender Offer is prohibited by administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the Tender Offer is required to be made by a licensed broker or dealer, they shall be deemed to be made by the Dealer Manager on behalf of Medical Properties Trust or one or more registered brokers or dealers licensed under the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of the Tender Offer would not be in compliance with an administrative or judicial action taken pursuant to any valid state statute, we will make a good faith effort to comply with any such statute or to seek to have the statute declared inapplicable to the Tender Offer. If, after such good faith effort, we cannot comply with any such law, the Tender Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the owners of Notes residing in any such jurisdiction.
     No person has been authorized to give any information or make any representation on behalf of Medical Properties Trust, the Dealer Manager, the Depositary or the Information Agent that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Depositary for the Tender Offer is:
Global Bondholder Services Corporation

By Mail, Overnight Courier or Hand:	By Facsimile Transmission (for Eligible Institutions only):
Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions	(212) 430-3775 Attention: Corporate Actions For Confirmation by Telephone:
(212) 430-3774
     Any questions regarding procedures for tendering Notes or requests for additional copies of this Offer to Purchase should be directed to the Information Agent at its address and telephone numbers set forth below. Questions regarding the terms of the Tender Offer should be directed to the Dealer Manager at its address and telephone numbers set forth below.
The Information Agent for the Tender Offer is:
Global Bondholder Services Corporation
65 Broadway, Suite 404
New York, New York 10006
Attention: Corporate Actions
Banks and Brokers, Call Collect:
(212) 430-3774
All Others Call Toll-Free:
(866) 470-3900
The Dealer Manager for the Tender Offer is:
Deutsche Bank Securities Inc.
100 Plaza One
Jersey City, New Jersey 07311
U.S. toll free: (800) 503-4611
Email: prospectus.cpdg@db.com